UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 15, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Purchase Agreement

On May 15, 2013, VIVUS, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Bank Securities Inc., as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), relating to the sale by the Company of $220 million aggregate principal amount of 4.50% convertible senior unsecured notes due May 1, 2020 (the “Notes”) in a private placement (the “Notes Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Under the terms of the Purchase Agreement, the Company has granted to the Initial Purchasers a 30-day option to purchase up to an additional $30 million aggregate principal amount of the Notes. The net proceeds to the Company are expected to be approximately $213 million after deducting discounts and commissions to the Initial Purchasers and estimated offering expenses. The Notes Offering is expected to close on May 21, 2013, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Initial Purchasers, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

A copy of the Purchase Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

Capped Call Transaction

In connection with the Notes Offering, on May 15, 2013, the Company also entered into a capped call transaction with Deutsche Bank AG, London Branch (the “Capped Call”). The Capped Call has an initial strike price of approximately $14.86 per share, which corresponds to the initial conversion price of the Notes. The Capped Call covers, subject to anti-dilution adjustments, approximately 14,800,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”). The Capped Call is intended to reduce the potential dilution and/or offset potential cash payments in excess of the principal amount of converted Notes upon conversion of the Notes near maturity in the event that the market price of the Company’s Common Stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction. If, however, the market value per share of the Common Stock, as measured under the terms of the Capped Call, exceeds the applicable cap price of the Capped Call, the extent to which the capped call transaction offsets the Company Common Stock deliveries and/or cash payments, as applicable, due upon conversions of the Notes will be limited. Additionally, to the extent that the market value per share of Common Stock does not exceed the strike price of the Capped Call, the Company will not be entitled to receive any shares of Common Stock or cash under the Capped Call. The Company has agreed to pay approximately $30 million to purchase the Capped Call. The expiration date of the Capped Call is May 1, 2020. The Capped Call is subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event, tender offer, and a nationalization, insolvency or delisting involving the Company. In addition, the Capped Call is subject to certain specified additional disruption events that may give rise to a termination of the Capped Call, including changes in law, insolvency filings and hedging disruptions. The Capped Call provides for exercise upon final conversion under the Notes and interim conversion dates under the Notes will not entitle the Company to make corresponding exercises under the Capped Call, but will instead result in a partial early termination of the Capped Call.

A copy of the capped call confirmation is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the terms of the capped call transaction is qualified in its entirety by reference to such exhibit.

Item 7.01.  Regulation FD Disclosure.

In a press release issued on May 16, 2013, the Company announced the pricing of the Notes Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 7.01 of this Form 8-K and in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference into any of the Registrant’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

1.1	Purchase Agreement, dated May 15, 2013, by and among VIVUS, Inc. and Deutsche Bank Securities Inc., as representative of the initial purchasers.
10.1	Capped Call Confirmation, dated May 15, 2013, by and between VIVUS, Inc. and Deutsche Bank AG, London Branch.
99.1	Press Release, dated May 16, 2013, announcing the pricing of the Notes Offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIVUS, Inc.

Date: May 16, 2013	By:	/s/ John L. Slebir
John L. Slebir
Vice President, Business Development and General Counsel

EXHIBIT INDEX

Number	Description

1.1	Purchase Agreement, dated May 15, 2013, by and among VIVUS, Inc. and Deutsche Bank Securities Inc., as representative of the initial purchasers.
10.1	Capped Call Confirmation, dated May 15, 2013, by and between VIVUS, Inc. and Deutsche Bank AG, London Branch.
99.1	Press Release, dated May 16, 2013, announcing the pricing of the Notes Offering.